PROSPECTUS	Pricing Supplement No. 4281
Dated May 17, 2005	Dated January 4, 2006
PROSPECTUS SUPPLEMENT	Rule 424(b)(3) Registration Statement
Dated August 24, 2005	No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	January 4, 2006
Settlement Date (Original Issue Date):	January 9, 2006
Maturity Date:	January 8, 2016
Principal Amount:	US$750,000,000
Price to Public (Issue Price):	100%
Agents Commission:	0.400%
All-in Price:	99.600%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US$747,000,000
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.20%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each January 8, April 8, July 8 and October 8 of each year, commencing April 10, 2006 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business days prior to each Interest Reset Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Page 2
Pricing Supplement No. 4281
Dated January 4, 2006
Rule 424(b)(3) Registration Statement
No. 333-123085

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962GU51
ISIN:	TBD
Common Code:	TBD

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.40% of the principal amount of the Notes.
Institution Lead Manager:	Commitment
Goldman, Sachs & Co.	$242,500,000
Lehman Brothers Inc.	242,500,000
Morgan Stanley & Co., Incorporated	242,500,000

Co-Managers:
Samuel A. Ramirez & Company, Inc.	$ 15,000,000
The Williams Capital Group, L.P.	7,500,000

Total	$750,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Pricing Supplement No. 4281
Dated January 4, 2006
Rule 424(b)(3) Registration Statement
No. 333-123085

Additional Information:

General

At September 30, 2005, the Company had outstanding indebtedness totaling $344.022 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2005, excluding subordinated notes payable after one year, was equal to $341.143 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended
2000	2001	2002	2003	2004	September 30, 2005
	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.82

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT